UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 23, 2014 zulily, inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36188	27-1202150
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 First Avenue South Seattle, WA 98134		98134
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (877) 779-5614

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Credit Agreement

The disclosure set forth under Item 2.03 is incorporated herein by reference.

Lease

On January 24, 2014, zulily, inc. (the “Company”) entered into a lease (the “Lease”) for a new Nevada fulfillment center. The 12-year Lease between the Company and US Real Estate Limited Partnership is for approximately 48 acres of land, including a warehouse/distribution building containing approximately 707,010 square feet of ground floor, to be constructed by the landlord. The property is located in McCarran, Nevada.

The initial term of the Lease is estimated to commence on the earlier of completion of the warehouse/distribution building or the date the Company commences business operations from the leased property. The Company will be obligated to pay approximately $1.3 million in annual base rent in the first year, which shall increase by 1.75% each year. The Company will also be obligated to pay operating expenses, including property management fees, and to deliver a letter of credit in the amount of $3 million.

Pursuant to the Lease, if the Company provides at least six (6) months notice prior to the expiration of the then-current term, the Company has the option to extend the Lease for three (3) additional five-year terms, with certain increases in base rent.

The foregoing description of the Lease is a summary, is not complete, and is qualified in its entirety by the terms and conditions of the actual Lease, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 23, 2014, the Company entered into a $50 million revolving credit facility pursuant to a Credit Agreement, by and among the Company, the Lenders party thereto, Citibank, N.A., as Administrative Agent, Lead Arranger, Sole Book Runner, Collateral Agent and L/C Issuer and Merrill Lynch, Pierce, Fenner & Smith, as Syndication Agent (the “Credit Agreement”). Loans under the Credit Agreement will mature on January 23, 2016. The Credit Agreement includes a letter of credit sub-limit of up to $15 million.

Amounts drawn down under the Credit Agreement bear interest, at the Company’s option, in an amount equal to (i) in the case of base rate loans, 1.50% plus the highest of (a) the Federal Funds Rate plus one-half of one percent (0.50%), (b) the prime rate, and (c) the eurodollar rate plus two percent (2.00%), or (ii) in the case of eurodollar loans, for any interest period, LIBOR plus 2.50%. An undrawn commitment fee shall be payable to the lenders in an amount equal to 0.175% times the actual daily amount by which the aggregate commitments exceed the sum of the outstanding amount of loans and the outstanding amount of letter of credit obligations, calculated on a quarterly basis in arrears.

The Company is permitted to make voluntary prepayments at any time without payment of a premium, provided that the Company will be subject to a breakage indemnity in the case of prepayments of LIBOR loans.

The Credit Agreement contains customary representations and warranties and customary affirmative and negative covenants, in each case applicable to the Company and its subsidiaries. The negative covenants include restrictions on, among other things, indebtedness, liens, investments, mergers, dispositions, dividends and other distributions. The Credit Agreement contains certain financial covenants that require the Company and its subsidiaries to, among other things, maintain a minimum fixed charge coverage ratio of 1.35 to 1.0 and minimum quick ratio of 1.1 to 1.0, and requires the Company to maintain a senior leverage ratio not in excess of 2.0 to 1.0.

The Credit Agreement includes customary events of default, including a change of control and a cross-default on the Company’s or any subsidiary’s material indebtedness. The Company’s obligations under the Credit Agreement are secured by substantially all of its and its subsidiaries’ assets, and the Company’s obligations under the Credit Agreement will be guaranteed by certain of the Company’s subsequently acquired or organized direct and indirect domestic subsidiaries.

The foregoing description of the Credit Agreement is a summary, is not complete, and is qualified in its entirety by the full text of the Credit Agreement, which is attached hereto as Exhibit 10.2 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Lease Agreement (USA Parkway Distribution Center/McCarran, NV) dated as of January 24, 2014, by and between US Real Estate Limited Partnership and zulily, inc.

10.2	Credit Agreement, dated as of January 23, 2014, among zulily, inc., the Lenders party thereto, Citibank, N.A., as Administrative Agent, Lead Arranger, Sole Book Runner, Collateral Agent and L/C Issuer and Merrill Lynch, Pierce, Fenner & Smith, as Syndication Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

zulily, inc.

Dated: January 29, 2014	By:	/s/ Marc Stolzman
Marc Stolzman
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Lease Agreement (USA Parkway Distribution Center/McCarran, NV) dated as of January 24, 2014, by and between US Real Estate Limited Partnership and zulily, inc.

10.2	Credit Agreement, dated as of January 23, 2014, among zulily, inc., the Lenders party thereto, Citibank, N.A., as Administrative Agent, Lead Arranger, Sole Book Runner, Collateral Agent and L/C Issuer and Merrill Lynch, Pierce, Fenner & Smith, as Syndication Agent.